Exhibit 99.1

March 30, 2015

Fortune Brands Reaches Agreement to Acquire Norcraft

DEERFIELD, Ill.—(BUSINESS WIRE)— Fortune Brands Home & Security (NYSE: FBHS) has signed an agreement to acquire Norcraft Companies, Inc., a leading, publicly-owned manufacturer of kitchen and bathroom cabinetry.

“The combination of the two best cabinet businesses in North America is exciting,” said Chris Klein, chief executive officer, Fortune Brands. “Norcraft has proven capabilities and great relationships in the dealer channel with strong operating management throughout their business. The combination will strengthen our overall product offering, round out our regional market penetration and enhance our frameless capabilities. We see many opportunities for enhanced growth by bringing these businesses together.”

“We believe Fortunes Brands’ scale and resources provide a highly complementary platform to continue enhancing our entire organization while generating meaningful value for our shareholders,” said Mark Buller, chairman and chief executive officer of Norcraft. “We look forward to the combination of these two best-in-class cabinet businesses and are excited by the prospects for the future.”

The purchase price is $25.50 per share, resulting in an enterprise value of approximately $600 million. The transaction will be financed under Fortune Brands’ existing credit facility. Norcraft’s 2014 sales were $376 million. Additional details will be provided on the Fortune Brands first quarter earnings call.

Fortune Brands expects to launch a tender offer for all outstanding Norcraft shares in approximately 15 days. Upon completion of the tender offer, Norcraft will be merged into Fortune Brands’ cabinets business. The transaction is subject to the tender of a majority of Norcraft’s shares and certain other customary closing conditions, and is expected to close in the second quarter.

Strategic acquisitions are one component of Fortune Brands’ overall strategy to both grow the business and create incremental value for shareholders through use of its strong balance sheet and cash flow.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include MasterBrand cabinets, Moen faucets, Therma-Tru entry door systems, and Master Lock and SentrySafe security products. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

Additional Information

The tender offer described in this release has not yet commenced. This release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Norcraft Companies, Inc. At the time the tender offer is commenced, Tahiti Acquisition Corp., an affiliate of Fortune Brands Home & Security, Inc., intends to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Norcraft intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Fortune Brands and Norcraft intend to mail these documents to the stockholders of Norcraft. These documents, as they may be amended from time to time, will contain important information about the tender offer and investors and stockholders of Norcraft are strongly urged to read them carefully and in their entirety when they become available prior to making any decisions with respect to the tender offer. Norcraft stockholders will be able to obtain a free copy of these documents (when they become available) at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents filed by an affiliate of Fortune Brands with the SEC will be made available to all stockholders of Norcraft free of charge at www.FBHS.com. The Solicitation/Recommendation Statement and other documents filed by Norcraft with the SEC will be made available to all stockholders of Norcraft free of charge at www.norcraftcompanies.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projected,” “estimates,” “plans,” “outlook,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors are discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. In addition, this press release contains certain forward-looking statements that involve risks and uncertainties associated with the transaction between Fortune Brands Home & Security, Inc. (“FBHS”) and Norcraft Companies, Inc. (“Norcraft”). These risks and uncertainties include: the satisfaction of closing conditions for the transaction between FBHS and Norcraft; market conditions; the effect of the announcement of the transaction on Norcraft and FBHS’s respective businesses; the impact of any failure to complete the transaction; the risk that Norcraft and FBHS will not realize the anticipated benefits of the transaction; and other factors beyond the companies’ control. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date hereof.

Fortune Brands Home & Security, Inc.

Investor and Media Contact:

Brian Lantz, 847-484-4574

brian.lantz@FBHS.com

Source: Fortune Brands Home & Security, Inc.

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